INVESCO SELECT EQUITY FUND                                         SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS, 74U AND 74V.

FOR PERIOD ENDING: 6/30/2010
FILE NUMBER :      811-1540
SERIES NO.:        2

74U.   1 Number of shares outstanding (000's Omitted)
         Class A   10,931

       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class B    1,104
         Class C      908
         Class Y      111

74V.   1 Net asset value per share (to nearest cent)
         Class A   $14.40

       2 Net asset value per share of a second class of open-end company shares
         (to nearest cent)
         Class B   $12.41
         Class C   $12.39
         Class Y   $14.45